Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR 2013 AND FOURTH QUARTER

     Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced fourth quarter 2013 net income from continuing operations of $11.2 million or $0.99 per share on a basic and $0.69 per share on a diluted basis compared to a net loss from continuing operations of $(0.7) million or $(0.06) per share on a basic and diluted basis for the quarter ended October 31, 2012. The Company reported net loss from discontinued operations for the quarters ended October 31, 2013 and 2012 of $(12,000) and $(903,000) or $(0.00) and  $(0.08) on a basic and diluted per share basis.

Net income from continuing operations for the year ended October 31, 2013 was $5.6 million or $0.50 per share on a basic and $0.35 per share on a diluted basis. This compares to a net loss from continuing operations of $(14.6) million or $(1.29) per share on a basic and diluted basis for the year ended October 31, 2012.  The Company reported net income from discontinued operations for the year ended October 31, 2013 of $0.1 million or $0.01 per share on a basic and diluted basis compared to a net loss from discontinued operations for the year ended October 31, 2012 of $(8.7) million or $(0.77) per share on a basic and diluted basis.

The results for continuing operations for 2013 over 2012 reflected a substantial increase in earnings, primarily as a result of an increase in the deferred tax asset valuation allowance of $(15.2) million in the second quarter of 2012 resulting in a net charge for income tax expenses for the year after adjusting for deferred tax benefit of $(11.7) million.  The 2013 results were impacted by debt forgiveness income of approximately $11.1 million representing an exit from the credit facilities of the Company’s previous secured lenders offset by a goodwill impairment charge in the printing segment of $(2.2) million, as well as higher interest costs primarily associated with the amortization of debt discount associated with warrants initially issued to the Company’s previous secured lenders. The discontinued operations results were impacted by $11.1 million in impairment charges in 2012, for the former newspaper segment, partially offset by a pre-tax gain of $1.6 million on the sale of a printing division. In 2013 discontinued operations were favorably impacted by net pre-tax gains of approximately $0.4 million on asset sales.

               Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We exited our relationship with our former secured lenders during the fourth quarter of 2013 and are focused on our remaining business segments with an emphasis on the execution of our core competencies. Our results continue to be impacted by various non-cash events but we continue to generate positive cash flow from operating activities and our revised debt structure allows us enhanced flexibility to focus on our business.”

Revenues for the three months ended October 31, 2013 were $17.9 million compared to $20.0 million in the same period in 2012. This change represented a decrease in revenues of $2.1 million or 10.4%. The printing segment experienced a decrease of $1.6 million or 13.1% while the office products and office furniture segment experienced a decrease of $0.5 million or  6.2%. On a year to date basis for the twelve months ended October 31, 2013 revenues decreased to $14.8 million from $87.2 million in the prior year to $72.3 million or 17.0%. The printing segment experienced a decrease of $9.5 million or 18.2% while the office products and office furniture segment experienced a decrease of $5.3 million or 15.2%. The sales compression experienced by the Company resulted from reductions at the Company’s Merten division in Cincinnati, Ohio due to restructuring activities that commenced in the third quarter of 2012 as well as softness in the West Virginia market driven by general conditions and certain customer specific attrition as well as the residual impact of the various restructuring actions. The Company has also been impacted by the lingering effect of the overall global economic crisis and the related impact on the core business segments in which the Company operates.

At October 31, 2013 the Company had approximately $13.0 million of interest bearing debt.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, River Cities Printing, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana) and Champion Graphic Communications (Louisiana).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year Ended October 31,
	2013	2012	2013	2012
Printing	$10,588,000	$12,176,000	$42,670,000	$52,174,000
Office products & office furniture	7,354,000	7,845,000	29,653,000	34,976,000
Total revenues continuing operations	$17,942,000	$20,021,000	$72,323,000	$87,150,000

Net income (loss) from continuing operations	$11,181,000	$(720,000)	$5,631,000	$(14,605,000)
Net (loss) income from discontinued operations	$(12,000)	$(903,000)	$83,000	$(8,713,000)
Net income (loss)	$11,169,000	$(1,623,000)	$5,714,000	$(23,318,000)
Per Share data:
Net income (loss) from continuing operations
Basic	$0.99	$(0.06)	$0.50	$(1.29)
Diluted	$0.69	$(0.06)	$0.35	$(1.29)
Net income (loss) income from discontinued operations
Basic	$-	$(0.08)	$0.01	$(0.77)
Diluted	$-	$(0.08)	$0.01	$(0.77)
Total income (loss) per common share
Basic	$0.99	$(0.14)	$0.51	$(2.06)
Diluted	$0.69	$(0.14)	$0.36	$(2.06)
Weighted average shares outstanding:
Basic	11,300,000	11,300,000	11,300,000	11,300,000
Diluted	16,124,000	11,300,000	16,114,000	11,300,000

	As of October 31, (in millions)
	2013	2012
Total Current assets	$16.8	$33.1
Total assets	$27.5	$48.0
Total Current liabilities	$11.1	$46.7
Total liabilities	$23.2	$49.3
Total shareholders’ equity (deficit)	$4.3	$(1.4)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492